News Release

FOR IMMEDIATE RELEASE

SGI REPORTS THIRD QUARTER RESULTS

MOUNTAIN VIEW, Calif. (April 20, 2004)- Silicon Graphics (NYSE: SGI) today announced results for its third fiscal quarter, which ended March 26, 2004. Revenue for the quarter was $230 million, up 6% from $217 million one year ago. Gross margin was 45.4% in the third quarter, compared with 37.1% in the same quarter one year ago. Operating expenses for the third quarter were $111 million, compared with $128 million the same quarter one year ago. SGI's third-quarter operating loss was $7 million, compared with an operating loss of $48 million for the third quarter fiscal 2003. The third-quarter net loss was $4 million or $0.02 per share, compared with a net loss of $35 million or $0.17 per share one year ago.	1500 Crittenden Lane Mountain View, CA 94043 Telephone 650.960.1980 sgi.com

SGI's GAAP Other Operating Expenses generally consist of non-operating items that change in composition and vary in amount from quarter to quarter. As a result, management believes that a non-GAAP presentation of operating expenses would be useful to investors to facilitate period to period comparisons of SGI's operating results.	MEDIA CONTACT Marty Coleman mcoleman@sgi.com 650.933.8119

Non-GAAP operating expenses for the third quarter were $102 million, excluding $9 million in Other Operating Expense, compared with non-GAAP operating expenses of $125 million one year ago, excluding $3 million in Other Operating Expenses. The current quarter Other Operating Expenses consisted of primarily non-cash charges relating to the previously announced headquarters consolidation. Excluding Other Operating Expenses, SGI's third-quarter non-GAAP operating profit was $2 million, compared to a non-GAAP operating loss of $45 million one year ago.	Lisa Pistacchio pistacchio@sgi.com 650.933.5683

“SGI delivered a solid quarter with a year-on-year increase in revenue, although order rates in North America are not as strong as we had projected," said Bob Bishop, Chairman and CEO of Silicon Graphics. "We've also strengthened the balance sheet and accelerated our transition to Linux-based high-performance computing. SGI continues to offer the world's most powerful and scalable storage, compute, and visualization systems, and we expect that moving to a Linux base will open even more opportunities for us in the technical and creative markets.”	Investor Relations Beth Howe bhowe@sgi.com 650.933.8279

Unrestricted cash, cash equivalents and marketable investments on March 26, 2004 were $146 million as compared with $141 million at the end of the third quarter of fiscal 2003.	SGI PR HOTLINE 650.933.7777

SGI will conduct a conference call today at 2 p.m. PT to provide additional details. The webcast is available at http://www.sgi.com/company_info/investors/events.html. The dial-in number is (800) 811-0667or (913) 981-4901 for participants outside of North America. An audio replay of this call will be available after 5 p.m. PT today at (888) 203-1112 (passcode: 152439) or (719) 457-0820 (passcode: 152439) and will	SGI PR FACSIMILE 650.933.0283

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SGI Reports Third Quarter Results	2

be available for seven days. All links to the archived Webcast and audio replay are available through SGI's Web site at www.sgi.com/company_info/investors/.

This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. The company's future results could differ materially from the expectations discussed herein. Factors that might cause such a difference include risks associated with the timely development, production and acceptance of new products and services; increased competition; the failure to achieve expected product mix and revenue levels; failure to manage costs and generate improved operating results, and the ability to improve the financial condition and performance of the company. These and other risks are detailed from time to time in SGI's periodic reports that are filed with the Securities and Exchange Commission, including SGI's quarterly report on Form 10-Q for the quarter ended December 26, 2003. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc., is the world's leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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